UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 7, 2008
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1701 East “E” Street
PO Box 50850
Casper, Wyoming, USA		85605
(Address of principal executive offices)		(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01. Regulation FD Disclosure.

On October 7, 2008, Uranerz Energy Corporation (“Uranerz”) filed the attached news release entitled “Uranerz Expands Mineral Holdings at North Reno Creek” announcing that Uranerz has acquired additional uranium mineral lease within its North Reno Creek project area. The North Reno Creek project has significant historic uranium resources and was at one time permitted through the Nuclear Regulatory Commission and the Wyoming Department of Environmental Quality for commercial in-situ recovery (“ISR”) production by Power Resources Inc.

The North Reno Creek project is located in Campbell County in the central Powder River Basin of Wyoming, approximately 20 miles east of the Company’s Nichols Ranch ISR Uranium Project which includes a central processing facility at the Company’s Nichols Ranch property and a satellite facility at the Hank property. The central processing facility is being licensed for an annual capacity of 2 million pounds of uranium and can process uranium-bearing well field solutions from Nichols Ranch, as well as uranium-loaded resin transported from any additional satellite deposits that may be developed on the Company's other Powder River Basin properties. This centralized design enhances the economics of the Company's potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The distance from the North Reno Creek project is well within satellite distance of the main processing plant to be built at Nichols Ranch.

Item 9.01. Exhibits.

The following Exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

(99.1)	Press Release dated October 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: October 9, 2008	By:	/s/ “Sonya Reiss”
Sonya Reiss
Vice President, Corporate Affairs and Secretary